As filed with the Securities and Exchange Commission on June 20, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTISTdirect, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4760230
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1601 Cloverfield Boulevard, Suite 400 South
Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Non-Plan
Stock Option Agreements

(Full title of the plan)

Robert N. Weingarten

Chief Financial Officer

ARTISTdirect, Inc.

1601 Cloverfield Boulevard, Suite 400 South

Santa Monica, California 90404

(Name and address of agent for service)

(310) 956 -3300

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, issuable upon exercise of options under individual option agreements	3,395,098	$1.99	$6,756,245	$207.42

(1)           These securities are issuable under individual option agreements issued by ARTISTdirect, Inc.

(2)           Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on the Over-The-Counter Electronic Bulletin Board of the National Association of Securities Dealers, Inc. on June 14, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a)                                  The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed on April 30, 2007;

(b)                                 The Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2007, as filed on May 21, 2007;

(c)                                  The Registrant’s Current Reports on Form 8-K filed on:

January 3, 2007

January 17, 2007

January 24, 2007

February 6, 2007

April 20, 2007

May 3, 2007

June 4, 2007, respectively;

(d)                                 The description of the Registrant’s class of Common Stock which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which description is set forth in Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 filed on April 20, 2006.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Fourth Amended and Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant or by reason of the fact that such director or officer, at the request of the Registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.  The Registrant’s Fourth Amended and Restated Certificate of Incorporation and Bylaws further provide that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Registrant maintains officer’s and director’s liability insurance policies insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Registrant under certain circumstances, in the event that indemnification payments are made to such officers and directors.

Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•          for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•          for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•          under Section 174 of the Delaware General Corporation Law, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•          for any transaction from which the director derived an improper personal benefit.

Article Eighth of the Registrant’s Fourth Amended and Restated Certificate of Incorporation eliminates the liability of a director of the registrant to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s Fourth Amended and Restated Certificate of Incorporation and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following documents are filed or incorporated by reference as part of this Registration Statement:

5.1	Opinion of Sheppard Mullin Richter & Hampton LLP*
10.1	Notice of Grant of Stock Option to Nicholas Turner*
10.2	Notice of Grant of Stock Option to Robert Weingarten*
10.3	Notice of Grant of Stock Option to Jonathan Diamond*
23.1	Consent of Gumbiner Savett Inc.*
23.2	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 5.1)

* Filed herewith

Item 9.            Undertakings.

The undersigned Registrant hereby undertakes:

(a)   (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on June 20, 2007.

ARTISTdirect, Inc.
(Registrant)

By:	/s/ ROBERT N. WEINGARTEN
Chief Financial Officer

SIGNATURE	TITLE	DATE

/s/ JONATHAN V. DIAMOND	President, Chief Executive Officer and Director	June 20, 2007
Jonathan V. Diamond	(Principal Executive Officer)

/s/ ROBERT N. WEINGARTEN	Chief Financial Officer	June 20, 2007
Robert N. Weingarten	(Principal Financial Officer)

/s/ RENE L. ROUSSELET	Corporate Controller	June 20, 2007
Rene L. Rousselet	(Principal Accounting Officer)

/s/ FREDERICK W. FIELD	Chairman of the Board of Directors	June 20, 2007
Frederick W. Field

/s/ ERIC PULIER	Director	June 20, 2007
Eric Pulier

/s/ TEYMOUR BOUTROS-GHALI	Director	June 20, 2007
Teymour Boutros-Ghali

/s/ DIMITRI VILLARD	Director	June 20, 2007
Dimitri Villard

/s/ JAMES N. LANE	Director	June 20, 2007
James N. Lane

/s/ FRED DAVIS	Director	June 20, 2007
Fred Davis

EXHIBITS INDEX

The following documents are filed or incorporated by reference as part of this Registration Statement:

5.1	Opinion of Sheppard Mullin Richter & Hampton LLP*
10.1	Notice of Grant of Stock Option to Nicholas Turner*
10.2	Notice of Grant of Stock Option to Robert Weingarten*
10.3	Notice of Grant of Stock Option to Jonathan Diamond*
23.1	Consent of Gumbiner Savett Inc.*
23.2	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 5.1)

* Filed herewith